Exhibit 99.1

DARLING INTERNATIONAL INC. ANNOUNCES
DEPARTMENT OF ENERGY’S SELECTION OF RENEWABLE
DIESEL PROJECT FOR DUE DILIGENCE REVIEW

    March 18, 2010 – IRVING, TEXAS  –  Darling International Inc. (NYSE: DAR) today announced that the Department of Energy (DOE) has notified Darling and Valero Energy Corporation that their proposed joint venture project to build a renewable diesel facility has been selected by the Loan Guarantee Program Office (LGPO) for due diligence review.  Accordingly, Darling and Valero will engage in communications with the LGPO regarding detailed due diligence, the negotiation of terms and conditions of a potential loan guarantee and all other issues necessary for the LGPO to consider the issuance of a conditional commitment and, potentially, a loan guarantee.  Darling and Valero have applied for and are jointly seeking a loan guarantee for the proposed joint venture from the DOE under the Energy Policy Act of 2005, which makes $8.5 billion of debt financing guarantees available for projects that employ innovative energy efficiency, renewable energy and advanced transmission and distribution technologies.  The proposed renewable diesel facility would be capable of producing over 10,000 barrels/day or 135 million gallons per year of renewable diesel on a site adjacent to Valero’s St. Charles refinery near Norco, Louisiana.  Although the project has been accepted by the LGPO for due diligence review, there is no assurance that the project will be offered a term sheet or approved for a conditional commitment or that the parties will be able to negotiate a loan agreement on acceptable terms.  Accordingly, Darling can provide no assurance that the joint venture project will proceed.

Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants.  For additional information, visit the Company’s web site at http://www.darlingii.com.

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Valero Energy Corporation is a Fortune 500 company based in San Antonio with approximately 21,000 employees. The company owns or operates 15 refineries with a combined throughput capacity of approximately 2.8 million barrels per day. Valero is also a leading ethanol producer with 10 ethanol plants in the Midwest with a combined capacity of 1.1 billion gallons per year, and is one of the nation's largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under the Valero, Diamond Shamrock, Shamrock, Ultramar and Beacon brands.  Please visit www.valero.com for more information.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will," "begin,” "look forward," "expect," "believe," "intend," "anticipate," "should," "estimate," "continue," "momentum," “plans,” “proposed,” “potential,” “contemplate,” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the continued turmoil existing in world financial, credit, commodities and stock markets,  a decline in consumer confidence and discretionary spending,  the general performance of the U.S. economy, and global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and our ability to bring our planned joint venture to construct a renewable diesel plant with Valero to fruition, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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CONTACT:

John O. Muse - Executive Vice President, Finance and Administration
or
Brad Phillips - Treasurer
972-717-0300